Artisan Partners Asset Management Inc. Reports April 2022 Assets Under Management
Milwaukee, WI - May 10, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of April 30, 2022 totaled $147.1 billion. Artisan Funds and Artisan Global Funds accounted for $71.3 billion of total firm AUM, while separate accounts and other AUM1 accounted for $75.8 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of April 30, 2022 - ($ Millions)
Growth Team
Global Opportunities	$20,426
Global Discovery	1,826
U.S. Mid-Cap Growth	12,403
U.S. Small-Cap Growth	3,984
Global Equity Team
Global Equity	1,983
Non-U.S. Growth	16,109
Non-U.S. Small-Mid Growth	7,733
China Post-Venture	187
U.S. Value Team
Value Equity	3,952
U.S. Mid-Cap Value	3,464
Value Income	10
International Value Team
International Value	31,619
International Explorer	25
Global Value Team
Global Value	24,186
Select Equity	387
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,048
Credit Team
High Income	7,654
Credit Opportunities	131
Floating Rate	53
Developing World Team
Developing World	5,357
Antero Peak Group
Antero Peak	3,471
Antero Peak Hedge	1,041
EMsights Capital Group
Global Unconstrained	12
Emerging Markets Debt Opportunities	21

Total Firm Assets Under Management ("AUM")	$147,082

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $85 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.